DREYFUS PREMIER NEW YORK AMT-FREE MUNICIPAL BOND FUND

ARTICLES OF AMENDMENT

Dreyfus Premier New York AMT-Free Municipal Bond Fund (the “Trust”), a business trust formed by an Agreement and Declaration of Trust dated June 4, 1986, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST: The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

“Section 1. Name. This Trust shall be known as
‘Dreyfus New York AMT-Free Municipal Bond Fund’.”

SECOND: The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on July 22, 2008 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Premier New York AMT-Free Municipal Bond Fund has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

DREYFUS PREMIER NEW YORK AMT-FREE MUNICIPAL BOND FUND

Joseph S. DiMartino, Trustee

Clifford L. Alexander, Jr., Trustee

David W. Burke, Trustee

Peggy C. Davis, Trustee

Diane Dunst, Trustee

Ernest Kafka, Trustee

Nathan Leventhal, Trustee

Daniel Rose, Trustee

Warren B. Rudman, Trustee

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On this ___ day of _____, 2008, before me personally came the above-named Trustees of the Trust, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that they had executed the same.

Notary Public